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                                                                   EXHIBIT 10.25

                               SEVERANCE AGREEMENT

THIS AGREEMENT between Serologicals Corporation (the "Company" or
"Serologicals") and TIMM HURST (the "Employee"), dated and effective this 20th day of September, 1999.

                                   WITNESSETH

The Company and the Employee hereby agree as follows:

1. Termination Due to Organizational Restructuring. The Employee shall become entitled to receive the benefits described in the Severance Agreement between Serologicals, Inc. and the employee dated August 3, 1993; provided, the Employee's employment is not terminated for Substantial Cause (hereafter defined) and the effective date of such termination (the "Termination Date") occurs during the period which begins on the date of this Agreement and ends on July 1, 2000; and that by the Termination Date, the Employee returns to the Company all documents, materials and other information in his possession that belong to the Company. In addition, for purposes of this Agreement, "Substantial Cause" shall mean any gross misconduct or felony committed by the Employee in connection with his or her employment with the Company, any willful and material breach by the Employee of his or her duties to the Company, or any other act by the Employee that results, or is intended to result, in the improper personal enrichment of the Employee at the expense of the Company such as, but not limited to, embezzlement of Company funds or misappropriation of Company property.

2.       Benefits.

         (a) Severance Pay. The Employee will receive severance pay from the Company as outlined in the Severance Agreement between the Company and the Employee dated August 3, 1993, which provides severance pay in an amount equal to one (1) month of Base Salary for every full year of the Employee's employment with the Company as of the date of Termination. As of the date of this Agreement, the Employee will be entitled to 16 months of severance, equivalent to a total of $253,333.32, payable over the 16 month severance period beginning after the Termination Date. For purposes of this Agreement, "Base Salary" shall mean the highest monthly base salary (excluding bonuses) the Employee was receiving from the Company as of the Termination Date. The severance pay will be paid to the Employee in equal periodic installments, in conjunction with the Company's normal payroll cycle, with the first such installment made on the first pay date after the Termination Date.

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         The Company, at its sole discretion, may elect to pay to the Employee, in lieu of the periodic installments, a single lump-sum payment that is equal to the aggregate amount of the severance pay to which the Employee is entitled. If made in a lump-sum form, such single payment shall be made within thirty (30) days after the Termination Date. The date on which the Company makes the final installment payment, or the single lump-sum payment, as applicable, to the Employee shall be referred to below as the "Completion Date." Regardless of the manner in which the Company elects to make these payments (i.e., installment or single lump-sum), for purposes of Sections 2(c), 3(b) and 3(c), the Completion Date will remain the last day on which the final installment of the periodic payment would have been made. If the Employee dies before the Completion Date, any unpaid installments, or such lump-sum payment, as applicable, shall be paid to the Employee's estate at the same time and in the same amounts as such installments or payment would have been paid to the Employee if he or she had survived.

         (b) 401(k) Plan. Upon the Termination Date, the Employee will receive any automatic vesting of matching contributions that the 401(k) Plan in effect as of the Termination Date provides for.

         (c) Welfare Benefits. Between the Termination Date and the Completion Date, the Employee shall continue to receive health, life, accidental death and dismemberment insurance, and disability coverage under any benefit plan or arrangement of the Company that the Employee was receiving immediately prior to the Termination Date. It is provided, however, that the Employee's coverage under any such plan or arrangement shall continue only to the extent that the Employee promptly pay through elective premium deductions from his/her severance payments, his/her share of the cost of such coverage that he or she would have so paid if he or she had still been employed by the Company. Upon the Completion Date, the Employee will be eligible to continue group health insurance coverage under COBRA for a period of eighteen
         (18) months, or up to the maximum period of time permitted by law.

         (d) Stock Options. Upon the Termination Date, vesting of any unvested stock options will cease effective on the Termination Date. Employee may exercise any vested stock options previously granted to him by the Company under the terms and conditions outlined in the applicable Stock Option Agreement(s).

         (e) Bonus. The Employee will remain eligible to participate in the Company's special executive bonus plan, provided the Employee remains through the date in which the Company releases him from employment (the "Completion Date").

3. Conditions. Notwithstanding the above, the Company's obligation to provide the benefits described in Section 2 are conditioned upon, and subject to, the requirements set


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forth in subsections (a), (b) and (c) below. If the Employee fails to comply with any of these requirements, the Company shall cease to provide such benefits.

         (a) Confidential Information and Conduct. During the term of this Agreement or at any time thereafter, the Employee shall not (i) divulge or disclose to any third party any confidential, non-public, proprietary information or any trade secret of, or pertaining to, the Company or any of its affiliates, or (ii) knowingly act or conduct himself or herself in any manner which is detrimental to the Company or any of its affiliates.

         (b) No Competition. The Employee may not, for a period beginning on the Termination Date and ending twenty-four (24) months thereafter, become employed with, or an owner of any interest in, any business which is a competitor of the Company or Serologicals, as detailed in Paragraph 12 of the Amended and Restated Shareholders Agreement, dated August 31, 1993.

         (c) Job Performance and Continued Assistance. Between the date of this Agreement and the Termination Date, the Employee shall perform his or her duties in good faith, and using his or her best efforts, and in the manner expected of an individual who is employed in the same capacity with the Company as the Employee. During the period beginning on the Termination Date and extending for a period of six (6) months thereafter, the Employee shall make himself or herself reasonably available by telephone, or in person, during regular business hours, for up to four (4) hours per week to provide the Company with advice, of a type and quality that would be expected from an individual employed in the same capacity with the Company that Employee had immediately prior to the Termination Date.

         (d) Return of Signed Agreement. The Employee must return a signed copy of this Agreement to the Director, Human Resources no later than ten (10) days from the date of receipt of this Agreement.

4. Waiver. By accepting and retaining any of the benefits provided under this Agreement, the Employee waives any employment-related claims he may have against the Company or Serologicals.

5. Arbitration. Any controversy or claim arising out of, or relating to, this Agreement or the breach thereof shall be settled by arbitration in the City of Atlanta in accordance with the laws of the State of Georgia by three arbitrators, one of whom shall be appointed by the Company, one by the Employee and the third of whom shall be appointed by the first two arbitrators. If the first two arbitrators cannot agree on the appointment of a third arbitrator, then the third arbitrator shall be appointed by the Chief Judge of the United States Court of Appeals for the Eleventh Circuit. The arbitration shall be conducted in accordance with the rules of the American Arbitration Association, except with respect to


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the selection of arbitrators which shall be as provided in this Section 5. The decision of the arbitrators shall be final and binding. The costs of arbitration, including the reasonable attorney's fees of the prevailing party, shall be borne by the losing party.

6. Non-Alienation. No person may pledge, hypothecate, anticipate or in any way create a lien upon any benefits provided under this Agreement; and no benefits provided hereunder shall be assignable in anticipation of payment or provision thereof either by voluntary or involuntary acts, or by operation of law.

7. Source of Payments. All benefits paid or provided to any person under this Agreement shall be so paid or provided from the general funds of the Company. This Agreement shall constitute a mere promise by the Company to pay or provide benefits in the future. The parties hereto intend that this Agreement be treated as unfunded for tax purposes, as well as for purposes of Title I of ERISA. To the extent that any person acquires a right to receive a benefit from the Company hereunder, such right shall be no greater than the right of a general unsecured creditor of the Company.

8. General Withholding. The Company may withhold, from any amount payable under this Agreement, any tax or other deductions that are required to be withheld by applicable law, as well as the employee portion of any benefit-related premiums for which the employee is eligible and elected to participate in.

9. Partial Invalidity. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated in any way.

10. Agreement Supersedes Any Inconsistent Prior Agreements or Understandings. The terms of this Agreement supersede any inconsistent prior promises, policies, representations, understandings, arrangements or agreements between the parties with respect to the subject matter hereof; provided, that if the Employee is a party to any other current severance agreement with the Company pursuant to which the Employee would be entitled to benefits upon the occurrence of a Transaction, the Employee shall be entitled to receive the greater of the severance benefits thereunder or hereunder (but not under both). It is further provided, however, that the conditions imposed under Section 3 of this Agreement are in addition to, and not in substitution of, any conditions or requirements that the Employee must satisfy under any written employment agreement or written confidentiality agreement between the Company and the Employee.

In the event the Employee has another active Severance Agreement in place with the Employer that would trigger in the event of a Transaction, as described in Paragraph 1 above, the Employee will be eligible to receive the greater of the severance benefits provided by such Agreement (but not both).


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11.      Notices. All notices required or permitted to be given by either party hereunder, including notice of change of address, shall be in writing and delivered by hand, or mailed, postage prepaid, certified or registered mail, return receipt requested, to the other party as follows:



         If to the Company:         Serologicals Corporation
                                    780 Park North Blvd., Suite 110
                                    Clarkston, GA 30021
                                    Attn:  Director, Human Resources

         If to the Employee:        3001 Brookmonte Lane
                                    Lexington, KY 40515


12. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Georgia applicable to contracts executed in and to be performed solely within such State.

13. Further Assurances. The parties hereto agree that, after the execution of this Agreement, they will make, do, execute or cause to permit to be made, done or executed all such further and other lawful acts, deeds, things, devices, conveyances and assurances in law whatsoever as may be required to carry out the true intention and to give full force and effect to this Agreement.

14. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

15. Amendment of Agreement. This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

16. Successors and Assigns. This Agreement shall inure to the benefit of, and be binding upon, the Company, its successors and assigns and any corporation with which the Company merges or consolidates or to which the Company sells all or substantially all of its assets, and upon the Employee and his or her executors, administrators, heirs and legal representatives.

IN WITNESS WHEREOF, the Employee has executed this Agreement, and the Company has caused this Agreement to be executed by a duly authorized officer, as of the day and year first above written.


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                                                   SEROLOGICALS CORPORATION

                                                   By: /s/ Regina S. Bryant
                                                       -------------------------

                                                       14 OCT 99
                                                       -------------------------
                                                       Date

                                                       /s/ Timm M. Hurst
                                                       -------------------------
                                                       Employee Name

                                                       14 OCT 99
                                                       -------------------------
                                                       Date


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